Exhibit 99.1

LEAPFROG REPORTS FIRST QUARTER FISCAL YEAR 2015 FINANCIAL RESULTS

Financial Results Declined Year-Over-Year, Largely Due to Carry-Forward Retail Inventory from Last Holiday Season and the Timing of New Product Shipments

Positioned for a Strong Holiday Season with New Product Introductions in New Entertainment Categories

EMERYVILLE, Calif.—August 4, 2014—LeapFrog Enterprises, Inc. (NYSE:LF) today announced financial results for the first fiscal quarter ended June 30, 2014. In May, LeapFrog announced a fiscal year-end change from December 31 to March 31 in order to simplify business processes. As a result, the quarter ended June 30, 2014 is the first quarter of the new fiscal year ending March 31, 2015.

Highlights of financial results for the quarter ended June 30, 2014 compared to the quarter ended June 30, 2013:

•	Consolidated net sales were $47.0 million, down 43%. U.S. segment net sales were down 47%, and international segment net sales were down 34%.
•	Net loss per basic and diluted share was $0.23, compared to a net loss per basic and diluted share of $0.05 a year ago.
•	Cash and cash equivalents were $199.2 million as of June 30, 2014, up 10% compared to $181.4 million as of June 30, 2013.

“Our business so far this year has been significantly hindered by retail inventory carry-forward from Holiday 2013, tough conditions in most of our key markets and the planned later launch of our major new product introductions for the year. While these difficulties have caused our financial performance to decline substantially during our seasonally slow quarters, we are making good progress on our growth initiatives, which should position us well for a strong holiday season, expansion into new major entertainment categories and profitable long-term growth,” said John Barbour, Chief Executive Officer.

“This year we are launching two exciting new lines of products in brand-new entertainment categories for us that encourage active play and that will expand and further diversify our business. Childhood obesity has more than doubled over the last 30 years. Our mission at LeapFrog is to help children achieve their potential, and to this end, many children desperately need help and encouragement to get more active. Hitting store shelves this month is LeapBand, which was inspired by the Let’s Move initiative by First Lady Michelle Obama. LeapBand is the first wearable activity tracker created for children that encourages active play and healthy habits while nurturing a personalized virtual pet. LeapBand will be launched on September 6th with a major PR event in Los Angeles featuring Mia Hamm, the international soccer star and mother of three young children, as spokesperson. In October, we will launch LeapTV, an innovative educational, active video game console system for younger children that by year-end will offer more than 100 pieces of content, with games designed to get kids’ minds and bodies moving.

LeapFrog Enterprises, Inc.

“We recently hosted our annual product showcase in New York City to demonstrate these lines for retail partners, the media, investors and other industry experts. We are very excited by the feedback we received and believe that LeapTV will be featured on many retailer and media Top Toy lists this holiday season. There is significant excitement for these innovative new products that are in high-growth entertainment categories currently not being addressed for younger children. The LeapBand and LeapTV lines are great examples of LeapFrog’s unique ability to create engaging educational entertainment experiences that help children achieve their potential.

“In addition, this summer we are launching two new versions of our top-selling LeapPad children’s tablets, the LeapPad3 and LeapPad Ultra XDi. We will also add more than 370 new pieces of content this year to our unique multimedia library, where every game, app, video, book and music track has been developed or reviewed by our full-time in-house team of child development and educational experts. LeapFrog pioneered the children’s tablet market with the launch of the original LeapPad in 2011. Three years later, LeapPads are still the best first tablets for children and they continue to be the top-selling children’s tablet line in our major markets.

“We are also making significant strategic investments in creating additional new platforms and content, international expansion, online communities and information technology systems. We believe these investments will start to positively impact our bottom line next year and will position us well for long-term growth and continued leadership in educational entertainment.”

Financial Overview for the First Fiscal Quarter Ended June 30, 2014 Compared to the Quarter Ended June 30, 2013

LeapFrog previously announced a fiscal year-end change from December 31 to March 31 in order to simplify business processes. As a result, the quarter ended June 30, 2014 is the first quarter of the new fiscal year ending March 31, 2015.

First fiscal quarter net sales were $47.0 million, down 43% compared to $83.0 million last year, and were not materially impacted by changes in currency exchange rates. In the U.S. segment, net sales were $30.7 million, down 47% compared to $58.4 million last year. In the International segment, net sales were $16.3 million, down 34% compared to $24.6 million last year, and were not materially impacted by changes in currency exchange rates.

Net sales for the first fiscal quarter were negatively impacted by high inventory levels at retail entering the fiscal year that were carried over from the 2013 holiday season, which drove retailers to discount products, cut replenishment orders and required higher trade allowances, partially offset by the calendar shift of Easter. Net sales also faced an exceptionally tough sales comparison from last year’s exceptional June quarter sales performance, which was driven by new product introductions that will not occur until the September and December quarters of this year. In addition, net sales in the prior year were driven by high post-season demand for our LeapPad tablets and content in Spring 2013, following an exceptional Holiday 2012 performance when our tablets held three of the top 10 selling toy slots in the U.S. and our Explorer assortment of content was the No. 1 selling toy in the U.S. according to NPD1.

Loss from operations for the first fiscal quarter was $25.7 million, compared to a loss from operations of $4.1 million last year.

1 Source: The NPD Group / Retail Tracking Service.

LeapFrog Enterprises, Inc.

Net loss for the first fiscal quarter was $16.4 million, compared to a net loss of $3.3 million last year. Net loss per basic and diluted share was $0.23, compared to a net loss per basic and diluted share of $0.05 last year.

Adjusted EBITDA2 (non-GAAP) for the first fiscal quarter was a loss of $16.2 million, compared to a gain of $3.4 million last year.

“We expected a decline in our financial performance year-over-year given higher levels of retail carryover inventory from Holiday 2013, the comparative timing of new product launches and a difficult comparison to the prior year,” said Ray Arthur, Chief Financial Officer. “However, the decline in net sales and gross margin was slightly more than expected as we helped retail partners discount our products to reduce retail inventory levels. Given our ability to reduce operating expenses, our net loss for the quarter was about what we expected despite the net sales and gross margin declines.”

Guidance

“We expect our financial results to decline year-over-year in the September quarter due to remaining elevated retail inventory levels, continued challenging POS trends and the comparative timing of new product launches. In addition, our sales projections have declined with the deferral of our consumer electronics tablet until next year to allow us to focus on the launch of our major new platform introduction – LeapTV. However, we expect solid net sales growth in both the December and March quarters, led largely by sales of new releases including LeapTV, LeapBand, LeapPad3, LeapPad Ultra XDi and related content,” continued Mr. Arthur.

“We are lowering our outlook for the year given our June quarter performance, POS trends, and a very back-end loaded year with LeapTV shipping at the end of September.

“Previously, we provided guidance for the full calendar year. We are now providing full fiscal year guidance for the 12-month period ending March 31, 2015 to align with our new fiscal year end that we announced in May. We expect full fiscal year net sales to decline moderately year-over-year due to the issues we’ve already discussed … elevated beginning retail inventory levels, a challenging market environment and POS trends as well as the timing of new product shipments. Partially offsetting these challenges will be the introduction of new products that we expect to perform very well in the market place in fiscal 2015 and beyond. We believe LeapTV will be a big hit when it launches, but it won’t start shipping until the end of September, limiting the upside for this year but positioning us nicely for next year. For the fiscal year, we expect our net income per share to decline year-over-year due to the net sales decline and our long-term investments in the business to drive future growth. These long-term investments are being made in new platforms and content, international expansion, online communities and information systems, and we expect to benefit from these investments starting in the next fiscal year.”

For the full fiscal year ending March 31, 2015, we expect:

•	Net sales to be in the range of $480 million to $505 million compared to $528 million for the 12-month period ended March 31, 2014.
•	Net income (loss) per basic and diluted share to be in the range of a loss per share of $0.04 to an income per share of $0.10. For the 12-month period ended March 31, 2014, net income per diluted share (GAAP) was $1.07 and normalized net income per diluted share[2] (non-GAAP) was $0.18. We are providing normalized net income (loss)[2] measures, which are non-GAAP measures, to help investors review our performance and performance trends excluding discrete tax items which have historically been significant.
•	Capital expenditures to be in the range of $30 million to $40 million as we make long-term, strategic investments in our business, particularly in our information technology systems. Capital expenditures include purchases of property and equipment and capitalization of product costs.

2 Normalized net income (loss) per basic and diluted share is a non-GAAP financial measure. It is described below and reconciled to its comparable GAAP measure in the accompanying financial tables.

LeapFrog Enterprises, Inc.

For the second fiscal quarter ending September 30, 2014, we expect:

•	Net sales to be in the range of $125 million to $130 million.
•	Net income (loss) per diluted share to be in the range of a loss per share of $0.03 to an income per share of $0.01.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss first quarter fiscal year 2015 financial results on August 4, 2014, at 2:00 p.m. Pacific Daylight Time (5:00 p.m. Eastern Daylight Time). The conference call will be webcast live and can be accessed at LeapFrog's investor relations web site at www.leapfroginvestor.com. An archive of the webcast will be available on the web site approximately three hours after completion of the call. In addition, more information about LeapFrog, including this press release and other financial and investor information, is also available on the investor relations web site.

To participate in the call, please dial (706) 634-0183 and request conference ID 68246754. A replay of the call will be available for one month. To access the replay, please dial (404) 537-3406 and use conference ID 68246754.

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in educational entertainment for children. For nearly 20 years, LeapFrog has created award-winning learning solutions that combine educational expertise, innovative technology and a child’s love for fun. With experiences that are personalized to each child’s level, LeapFrog helps children achieve their potential through LeapFrog’s proprietary learning tablets, learn to read and write systems, interactive learning toys and more, all designed or approved by LeapFrog’s full-time in-house team of learning experts. LeapFrog’s Learning Path, the ultimate guide for parents on early childhood, is designed specifically to help support and guide their child's learning with personalized ideas and feedback, fun activities and expert advice. LeapFrog is based in Emeryville, California, and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Learn more at www.leapfrog.com.

TM & © 2014 LeapFrog Enterprises, Inc. All rights reserved.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, specifically normalized net income (loss), normalized net income (loss) per basic or diluted share, and adjusted EBITDA.

Normalized net income (loss) is calculated as net income (loss) adjusted to reflect an effective 37.5% tax rate and excludes actual tax benefits and tax expenses. Normalized net income (loss) per basic and diluted share is calculated as normalized net income (loss) divided by weighted-average basic and diluted shares outstanding, as applicable. As required by SEC rules, we have provided a schedule with a reconciliation of normalized net income (loss) and normalized net income (loss) per basic and diluted share to the most directly comparable GAAP measures, net income (loss) and net income (loss) per basic and diluted share.

LeapFrog Enterprises, Inc.

Management believes that normalized net income (loss) and normalized net income (loss) per basic and diluted share are some of the appropriate measures for evaluating the operating performance of the Company because of the significant swing in net income (loss) and net income (loss) per basic and diluted share as a result of the deferred tax valuation allowance release and other discrete tax items, and therefore, provides a more comparable measure of year-over-year operating results.

Adjusted EBITDA is defined as earnings (or net income) before interest, income taxes, depreciation and amortization, other expenses (income), and stock-based compensation. As required by SEC rules, we have provided an attached schedule with a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net income.

Management believes adjusted EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions.

However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. Additionally, these non-GAAP measures may not be comparable to similarly-titled measures used by other companies. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, including statements regarding anticipated financial results and expenditures, the expected launch of new products, expected product endorsements, the expected market position of our existing products, excitement for our new products, our belief that our products will be featured on many retailer and media Top Toy lists this holiday season, our positioning for the holiday season, our expansion into new entertainment categories and the ability of our products to help children achieve their potential. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include, without limitation, our ability to correctly predict highly changeable consumer preferences and product trends, our ability to continue to develop new products and services, our ability to compete effectively with competitors, deterioration of global economic conditions, our reliance on a small group of retailers for the majority of our gross sales, the effectiveness of our marketing and advertising efforts, the seasonality of our business, system failures in our online services or web store, our dependence on our suppliers for our components and raw materials, our reliance on a limited number of manufacturers, our ability to maintain sufficient inventory levels, our ability to maintain or acquire licenses, our ability to protect or enforce our intellectual property rights, defects in our products, the risks associated with international operations, costs or changes associated with compliance with laws and regulations, negative political developments, changes in trade relations, armed hostilities, terrorism, labor strikes, natural disasters or public health issues, our dependence on our officers and other employees, the sufficiency of our liquidity, impacts from acquisitions, mergers or dispositions, continued ownership by a few stockholders of a significant percentage of the voting power in the company, and the volatility of our stock price. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2013 annual report on Form 10-K filed on March 14, 2014. All information provided in this release is as of the date hereof, and we undertake no obligation to update this information.

LeapFrog Enterprises, Inc.

Contact Information

Investors:	Media:
Karen Sansot, CFA	Monica Ma
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3437
ksansot@leapfrog.com	mma@leapfrog.com

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2014	2013

Net sales	$46,977	$82,986
Cost of sales	38,144	52,084
Gross profit	8,833	30,902

Operating expenses:
Selling, general and administrative	21,044	21,814
Research and development	7,611	8,694
Advertising	3,041	1,904
Depreciation and amortization	2,842	2,615
Total operating expenses	34,538	35,027
Loss from operations	(25,705)	(4,125)

Other income (expense):
Interest income	35	18
Other, net	(354)	(305)
Total other income (expense), net	(319)	(287)
Loss before income taxes	(26,024)	(4,412)
Benefit from income taxes	(9,656)	(1,122)
Net loss	$(16,368)	$(3,290)

Net loss per share:
Class A and B - basic and diluted	$(0.23)	$(0.05)

Weighted average shares used to calculate net loss
per share:
Class A and B - basic and diluted	69,754	68,199

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30,		March 31,
	2014	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$199,220	$181,418	$231,988
Accounts receivable, net of allowances for doubtful accounts of $573, $247 and $306, respectively	32,051	61,919	29,920
Inventories	64,220	66,601	52,293
Prepaid expenses and other current assets	12,479	10,195	10,416
Deferred income taxes	24,215	10,777	22,553
Total current assets	332,185	330,910	347,170
Deferred income taxes	65,931	15,225	57,810
Property and equipment, net	33,935	27,301	30,765
Capitalized product costs, net	21,668	15,151	19,058
Goodwill	19,549	19,549	19,549
Other intangible assets, net	3,883	3,105	3,805
Other assets	1,423	1,178	1,473
Total assets	$478,574	$412,419	$479,630

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,779	$45,530	$19,146
Accrued liabilities	22,735	24,492	23,930
Deferred revenue	12,439	7,930	12,808
Income taxes payable	457	688	689
Total current liabilities	68,410	78,640	56,573
Long-term deferred income taxes	3,812	3,759	3,812
Other long-term liabilities	1,043	1,944	1,125
Total liabilities	73,265	84,343	61,510
Stockholders' equity:
Class A Common Stock, par value $0.0001; Authorized - 139,500 shares; Outstanding: 65,537, 63,947 and 65,229, respectively	7	7	7
Class B Common Stock, par value $0.0001; Authorized - 40,500 shares; Outstanding: 4,396, 4,396 and 4,396, respectively	-	-	-
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	425,345	411,017	422,678
Accumulated other comprehensive income (loss)	312	(434)	(578)
Accumulated deficit	(20,170)	(82,329)	(3,802)
Total stockholders’ equity	405,309	328,076	418,120
Total liabilities and stockholders’ equity	$478,574	$412,419	$479,630

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2014	2013
Operating activities:
Net loss	$(16,368)	$(3,290)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,276	4,899
Deferred income taxes	(10,007)	(1,858)
Stock-based compensation expense	3,231	2,588
Allowance for doubtful accounts	342	(229)
Other changes in operating assets and liabilities:
Accounts receivable, net	(2,290)	(4,633)
Inventories	(11,560)	(21,731)
Prepaid expenses and other current assets	(1,994)	(325)
Other assets	51	52
Accounts payable	14,324	27,327
Accrued liabilities	(2,324)	(685)
Deferred revenue	(425)	267
Other long-term liabilities	(97)	(559)
Income taxes payable	(237)	204
Net cash (used in) provided by operating activities	(21,078)	2,027
Investing activities:
Purchases of property and equipment and other intangible assets	(7,582)	(6,639)
Capitalization of product costs	(4,212)	(3,571)
Net cash used in investing activities	(11,794)	(10,210)
Financing activities:
Proceeds from stock option exercises and employee stock purchase plan	394	627
Net cash paid for payroll taxes on restricted stock unit releases	(694)	(526)
Common stock repurchased	(38)	-
Excess tax benefits from stock-based compensation	11	8
Net cash (used in) provided by financing activities	(327)	109
Effect of exchange rate changes on cash	431	(218)
Net change in cash and cash equivalents	(32,768)	(8,292)
Cash and cash equivalents, beginning of period	231,988	189,710
Cash and cash equivalents, end of period	$199,220	$181,418

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2014	2013

Net sales	$46,977	$82,986
Cost of sales (1)	38,144	52,084
Gross profit	8,833	30,902

Operating expenses: (2)
Selling, general and administrative	21,044	21,814
Research and development	7,611	8,694
Advertising	3,041	1,904
Depreciation and amortization	2,842	2,615
Total operating expenses	34,538	35,027
Loss from operations	(25,705)	(4,125)

Other income (expense):
Interest income	35	18
Other, net	(354)	(305)
Total other income (expense), net	(319)	(287)
Loss before income taxes	(26,024)	(4,412)
Benefit from income taxes	(9,656)	(1,122)
Net loss	$(16,368)	$(3,290)

(1) Includes depreciation and amortization	3,434	2,284

(2) Includes stock-based compensation as follows:
Selling, general and administrative	2,838	2,290
Research and development	393	298

Segment data:
Net sales:
U.S. segment	30,708	58,358
International segment	16,269	24,628

Income (loss) from operations*:
U.S. segment	(25,291)	(9,427)
International segment	(414)	5,302

*	Certain corporate-level operating expenses associated with sales and marketing, product support, human resources, legal, finance, information technology, corporate development, procurement activities, research and development, legal settlements and other corporate costs are charged entirely to our U.S. segment, rather than being allocated between the U.S. and International segments.

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NORMALIZED NET INCOME (LOSS),

GAAP NET INCOME (LOSS) PER SHARE TO NORMALIZED NET INCOME (LOSS) PER SHARE,

AND GAAP NET LOSS TO ADJUSTED EBITDA

(In thousands, except per share data)

(Unaudited)

The following table presents a reconciliation of net income (loss), a GAAP measure, to normalized net income (loss), a non-GAAP measure, where available. Normalized net income (loss) is defined as net income (loss) adjusted to reflect an effective 37.5% tax rate and exclude actual tax benefits and tax expenses. Normalized net income (loss) per share is calculated as normalized net income (loss) divided by weighted-average basic or diluted shares outstanding, as applicable.

	Three Months Ended June 30,		Three Months Ended September 30,	Twelve Months Ended March 31,
	2014	2013	2013	2014

Net income (loss) - GAAP	$(16,368)	$(3,290)	$26,373	$75,237
Benefit from income taxes	-9,656	-1,122	16,567	-55,216
Income (loss) before income taxes	(26,024)	(4,412)	42,940	20,021
Effective tax expense at 37.5% rate	(9,759)	(1,655)	16,103	7,508
Normalized net income (loss) - Non-GAAP	$(16,265)	$(2,757)	$26,837	$12,513

Net income (loss) per share - GAAP:
Class A and B - basic	$(0.23)	$(0.05)	$0.38	$1.09
Class A and B - diluted	$(0.23)	$(0.05)	$0.37	$1.07

Normalized net income (loss) per share - Non-GAAP:
Class A and B - basic	$(0.23)	$(0.04)	$0.39	$0.18
Class A and B - diluted	$(0.23)	$(0.04)	$0.38	$0.18

Weighted-average shares used to calculate
net income (loss) per share:
Class A and B - basic	69,754	68,199	68,552	68,800
Class A and B - diluted	69,754	68,199	71,051	70,618

The following table presents a reconciliation of net loss, a GAAP measure, to adjusted EBITDA, a non-GAAP measure. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, other expenses (income), and stock-based compensation.

	Three Months Ended June 30,
	2014	2013

Net loss - GAAP	$(16,368)	$(3,290)
(Less) add:
Interest income	(35)	(18)
Benefit from income taxes	(9,656)	(1,122)
Depreciation and amortization	6,276	4,899
Other, net	354	305
Stock-based compensation	3,231	2,588
Adjusted EBITDA - Non-GAAP	$(16,198)	$3,362